UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2016

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 243-9250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2016, Ameri Holdings, Inc. (the “Company”) increased the size of its Board of Directors to eight people.  Following the increase in the size of the Board of Directors, the Board of Directors appointed Dhruwa N. Rai, a member of the advisory council of Ameri and Partners Inc., one of the Company’s operating subsidiaries, to fill the vacancy created by such increase, effective immediately.  On May 10, 2016, the Company also formed an Executive Strategy Committee, which will consider, and advise the Board of Directors on, strategic opportunities of the Company.  Following the formation of the Executive Strategy Committee, the Board of Directors appointed Mr. Rai as its chairman and Giri Devanur, our President and Chief Executive Officer, and Srinidhi “Dev” Devanur, our Executive Vice Chairman, as additional members of the committee.  Mr. Rai has over 25 years of senior management experience working with industrial companies, including having served as the Global Vice President of Industrial Coatings of Axalta Coating Systems Ltd until 2015.

Upon Mr. Rai’s appointment to the Board of Directors and the Executive Strategy Committee, the Compensation Committee granted Mr. Rai an option to purchase 500,000 shares of common stock of the Company, with an exercise price of $7.00, and restricted stock units to receive 500,000 shares of common stock of the Company in consideration of Mr. Rai’s service to the Board of Directors and the Executive Strategy Committee.

Other than Mr. Rai’s purchase of 500,000 shares of the Company’s common stock on April 20, 2016, which is described in the Company’s current report on Form 8-K filed on April 21, 2016 with the Securities and Exchange Commission, and the option and restricted stock units described above, Mr. Rai has not engaged in a related party transaction with the Company during the last two fiscal years.  There are no family relationships between Mr. Rai and any of the Company’s executive officers or directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2016	AMERI HOLDINGS, INC.

	By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer